SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
       Date of Report (Date of earliest event reported): May 10, 2001

                                   ePlus inc.

             (Exact name of registrant as specified in its charter)

     Delaware                      000-28926                54-1817218
 (State or other                Commission File         Number (IRS Employer
 jurisdiction) of                                       Identification No.)
 incorporation

                  400 Herndon Parkway, Herndon, Virginia 20176
          (Address, including zip code, of principal executive office)

                                 (703) 834-5710

              (Registrant's telephone number, including area code)

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Item 2.  Acquisition or Disposition of Assets

ePlus inc. announced by press release dated May 10, 2001, that it had entered into an Asset Purchase Agreement to acquire the software business and assets of ProcureNet, Inc. By press release dated May 16, 2001, ePlus announced that it had completed this transaction. The transaction closed on May 15, 2001 and total consideration was estimated at $5.9 million of which $1 million was paid in cash, 422,833 shares of unregistered stock (the closing per share market value on May 15, 2001 was $9.16 per share for a total value of $3,873,150) and the remainder was the assumption of certain of the liabilities, estimated at approximately $1,000,000, pertaining to the business operation. The primary assets acquired were OneSource, a comprehensive e-procurement software solution, MarketBuilder, a marketplace software solution; Common Language Generator software that is used for electronic catalogue cleaning and enrichment, several registered and applied for patents, trademarks and copyrights. Also obtained in the agreement were the entire commercial and municipal customer list and reseller and partnership agreements and related contracts. ePlus will also assume the contractual responsibility of the current obligations of the maintenance and support requirements of the products acquired. Many of the key personnel, mostly development, implementation and sales and marketing employees, will be employed by the new entity created for this acquisition - ePlus Systems, inc.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

Not applicable.


EXHIBIT INDEX

The following exhibits are filed herewith:

Exhibit                           Item
Number

2.1 Asset Purchase Agreement between ePlus inc. and ProcureNet Inc., dated as of May 4, 2001

99.1 Text of press release dated May 10, 2001 regarding acquisition of ProcureNet's software business

99.2 Text of press release dated May 16, 2001 regarding the completion of the acquisition of ProcureNet's software business.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ePlus inc.

Dated May 18, 2001                           By: /s/ Steven J. Mencarini
                                             --------------------------------
                                             Steven J. Mencarini
                                             Chief Financial Officer